STEIN ROE
                            MUTUAL FUNDS
                           Sensible Risks.
                       Intelligent Investments. [service mark]


                          November 12, 1998


Stein Roe Institutional Floating Rate Income Fund
One South Wacker Drive
Chicago, Illinois  60606

Gentlemen:

We propose to acquire 10,000 shares of beneficial interest (the "Shares") of Stein Roe Institutional Floating Rate Income Fund (the "Fund") at a purchase price of $10.00 per share for a total of $100,000. We will purchase the Shares in a private offering prior to the effectiveness of the Form N-2 registration statement filed by the Fund under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.

In connection with such purchase, we understand that we, the purchaser, intend to acquire the Shares for own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

We consent to the filing of this investment letter as an exhibit to the Form N-2 Registration Statement of the Fund.

Sincerely,

STEIN ROE & FARNHAM INCORPORATED

By:  THOMAS W. BUTCH
     Thomas W. Butch
     President, Mutual Funds Division


Stein Roe Mutual Funds  South Wacker Drive  Chicago, IL
60606-4685  312.368.7700
Liberty Funds Distributor, Inc., Distributor